Exhibit 99.6

January 3, 2020

The Board of Directors

Gridsum Holding Inc.

South Wing, High Technology Building

No. 229 North 4th Ring Road

Haidian District, Beijing 100083

People’s Republic of China

Dear Sirs:

We refer to our preliminary non-binding proposal (the “Proposal”) to the board of directors (the “Board”) of Gridsum Holding Inc. (the “Company”), dated May 8, 2018, to acquire all of the outstanding shares of the Company. We hereby notify the Board of our withdrawal of the Proposal effective as of the date of this letter.

Sincerely,

FutureX Capital Limited

By:	/s/ Cynthia Qian Zhang
Name:	Cynthia Qian Zhang
Title:	Director